November 7, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

RE:	Woodgate Energy Corporation
File No. 000-54834

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated September 3, 2013 of Woodgate Energy Corporation (“the Registrant”) and responded with our letter at that time dated October 21, 2013. We note that Registrant has provided us with a revised Form 8-K/A also dated September 3, 2013 and further agree with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Sincerely,

/s/ Anton & Chia, LLP

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